Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES SECOND QUARTER 2022 RESULTS

Delivered robust operational performance as breadth of portfolio, depth of expertise, global operating footprint and strong financial profile enabled growth

Opportunistically repurchased 1% of shares outstanding under recently announced stock repurchase program

HOUSTON - August 4, 2022 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three and six months ended June 30, 2022.

Second Quarter 2022 Highlights

•

Revenue was $314 million compared to revenue of $280 million in the first quarter of 2022, an increase of $34 million, or 12%, driven by higher activity across the North and Latin America (NLA), Europe and Sub-Saharan Africa (ESSA) and Asia Pacific (APAC) segments.

•

Net loss for the second quarter of 2022 was $4 million, or $0.04 per diluted share, compared to a net loss of $11 million, or $0.10 per diluted share, for the first quarter of 2022. Adjusted net income[1] for the second quarter of 2022 was $3 million, or $0.02 per diluted share, compared to adjusted net income for the first quarter of 2022 of $1 million, or $0.01 per diluted share. Adjusted net income for the second and first quarters of 2022 include foreign exchange gains (losses) of $(5) million and $3 million, respectively, or $(0.05) and $0.03 per diluted share, respectively.

•

Adjusted EBITDA[1] was $51 million, a sequential increase of $14 million, or 39%, primarily driven by higher activity during the second quarter. Adjusted EBITDA margin[1] for the second quarter of 2022 and first quarter of 2022 was 16% and 13%, respectively.

•	Net cash provided by operating activities for the second quarter of 2022 was $2 million compared to net cash used in operating activities of $(14) million for the first quarter of 2022, primarily reflecting an improvement in operating results and lower integration costs, partially offset by an increase in working capital. Adjusted cash flow from operations[1] for the second quarter of 2022 was $10 million compared to $(1) million for the first quarter of 2022. The buildup in working capital in the first half of 2022 is consistent with historical patterns and is expected to reverse in the second half of the year. Consequently, Adjusted cash flow from operations is expected to improve in the second half of the year.
•	The Company's Board of Directors authorized a $50 million stock repurchase program. During the second quarter, the Company repurchased 1.1 million shares at an average price of $11.81 per share, for a total cost of $13.0 million under this program.

Michael Jardon, Chief Executive Officer, noted, “Expro delivered robust operational performance and encouraging financial results in the second quarter. The breadth of our portfolio and depth of our expertise brings value to clients across the life of their wells, and enables us to compete and win on a worldwide basis.

“Our Well Construction team continued to demonstrate their position as the premier provider of casing and tubular running services with the award of key contracts in Thailand and Algeria, and across North and Latin America. These important wins are the result of our ability to seamlessly leverage cost-effective, innovative solutions, including proprietary technologies such as iCAM®, iTong™, and Centri-FI™, across Expro’s global operating footprint.

“Within our well intervention and integrity business, we are also introducing new technologies at pace, with CoilHose™ and Octopoda™ among those achieving market adoption in support of clients’ needs. Both technologies have been integrated into our services offering to provide a wider range of technical solutions and capture a wider scope of customer contracts.

“Service quality also continues to play a major role in capturing and retaining contracts across our regions, and our teams have received recognition from key clients for outstanding performances in safety, service delivery and overall quality.

1.     A non-GAAP measure

“Looking forward, the positive signs of a recovery we saw in the first quarter continue to gain momentum. After multiple years of limited upstream investment, there is a need to replace produced reserves and increase capacity to meet projected demand growth. A heightened focus on energy security and diversification of supply, the potential structural loss of Russian barrels, and the need for cost-effective solutions to facilitate the energy transition also support a strengthened multi-year outlook for energy services.

“For Expro, we are seeing increased demand for our services and solutions as the recovery that began within the U.S. onshore market has begun to gain traction in the offshore and international markets. In ESSA, there is an increased focus on North Sea operations and optimizing production from existing assets, which are core areas of Expro’s expertise. Strong signals also indicate increases in drilling activity in NLA, MENA and APAC in the second half of 2022 and beyond, which aligns well with Expro’s strengths in complex well construction, well testing and subsea well completions.

“We remain confident that the pipeline of projects we are seeing will support strong, multi-year growth for the energy services sector, and firmly believe Expro is uniquely positioned to serve our customers in the current market through our leading and differentiated technology portfolio and the depth of our expertise.

“We also continue to make progress in bringing the legacy Frank’s and Expro’s businesses together to capture the full potential of our combined platform while achieving cost savings and expanding margins. This is evidenced by an $8 million, or 10%, net reduction in support costs in the current quarter as compared to the combined support costs for Frank’s and Legacy Expro for the fourth quarter of 2020, the last full quarter prior to the announcement of the Merger. Importantly, support cost savings to date (approximately $30 million annualized), together with purchasing economies, rationalizing vendors, and other reductions in direct costs, have allowed the Company to offset activity-based cost increases and inflation and improve its operating leverage.

“As a citizen of the world, Expro is committed to transforming our business portfolio and reducing greenhouse gas emissions. As reported last quarter, we recently published our inaugural environmental, social and governance (“ESG”) review, with a stated aim of achieving Net Zero by 2050 with a 50% reduction in carbon intensity by 2030. As recognized global well experts and a trusted partner to clients across the energy industry, Expro is well positioned to help our clients achieve their carbon reduction goals in support of the energy transition.

“The most notable progress in the second quarter in this regard is the commencement of a contract for our first integrated services package to support a high-profile geothermal power plant in the Upper Rhine Graben area of southwest Germany. We remain focused on developing the next generation of solutions for the emerging new energy segments, including geothermal.

“Finally, we believe Expro is a compelling investment, as demonstrated by our recently announced stock repurchase program. We will continue to execute our strategy and deliver sustainable value to our customers, shareholders, and other stakeholders.”

Notable Awards and Achievements

Expro's Well Construction team secured Tubular Running Services (“TRS”) contracts in Brunei, Thailand, Malaysia, China and Japan. The team successfully completed a first Casing Running Tool project in Brazil and carried out eight simultaneous TRS deepwater completions in the Gulf of Mexico, where activity continues to strengthen.

In the ESSA region, Expro retained the largest well flow management contract in the Norwegian Continental Shelf for an initial four-year term. Part of the contract is linked to production optimization and enhancement, as well as a demonstrable commitment to a low carbon plan.

Building on our first quarter acquisition of leading Distributed Fiber Optic Sensing (“DFOS”) company SolaSense, we have demonstrated our enhanced ability to deliver valuable well data to allow clients to make informed well performance and well integrity decisions. In the second quarter, we supported a client who had been unable to gather production logging tool data from a high-pressure, high-temperature, high gas rate field since the start of production over three years ago. Through DFOS deployment, we were able to acquire and provide valuable distributed acoustic and sensing data under multi-rate flowing conditions, allowing the client to gain production profiles for the first time ever in this field.

Broadening our extensive service and technology offering in Angola, Expro introduced Drill Stem Testing and hammering services into the country, positioning the business to take advantage of the increasing activity in deepwater operations in Angola.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2022 to the results for the first quarter of 2022.

North and Latin America (NLA)

NLA revenue totaled $130 million for the three months ended June 30, 2022, an increase of $26 million, or 25%, compared to $104 million for the three months ended March 31, 2022. The increase was primarily due to higher revenues across all of our product lines during the current quarter, with a significant increase in well flow management services revenue in Mexico and higher well construction revenue in the U.S. and Guyana, driven by higher customer activities during the current quarter.

NLA Segment EBITDA was $39 million, or 30% of segment revenue, during the three months ended June 30, 2022, compared to $22 million, or 21% of segment revenue, during the three months ended March 31, 2022. The increase of $17 million was attributable to higher activity and a more favorable activity mix during the three months ended June 30, 2022.

Europe and Sub-Saharan Africa (ESSA)

ESSA revenue totaled $90 million for the three months ended June 30, 2022 compared to $82 million for the prior quarter, an increase of $8 million. The sequential increase of 10% was primarily driven by higher well flow management revenue in Angola and Congo and higher well construction revenue in the United Kingdom due to increased customer activities. The increase in revenues was partially offset by lower well intervention and integrity revenue in Norway and Western Europe.

ESSA Segment EBITDA during the three months ended June 30, 2022 was $15 million, or 16% of segment revenue, compared to $12 million, or 14% of segment revenue, in the prior quarter. The increase of $3 million was primarily attributable to higher activity levels and a more favorable activity mix during the three months ended June 30, 2022.

Middle East and North Africa (MENA)

MENA revenue totaled $45 million for the three months ended June 30, 2022 compared to $51 million for the three months ended March 31, 2022. The sequential decrease in revenue of $6 million, or 11%, was driven by lower equipment sales related to well flow management in Saudi Arabia and the United Arab Emirates, partially offset by increased well flow management activities in Algeria.

MENA Segment EBITDA for the three months ended June 30, 2022 was $14 million compared to $15 million in the prior quarter. Segment EBITDA margin was consistent with the prior quarter at 30%. The reduction in Segment EBITDA was primarily due to lower activity during the three months ended June 30, 2022.

Asia Pacific (APAC)

APAC revenue for the three months ended June 30, 2022 totaled $48 million compared to $44 million in the prior quarter, an increase of $4 million. The 11% increase in revenue was primarily due to higher subsea well access revenue in Australia and Brunei and higher well construction revenue in Japan. The increase in revenue was partially offset by lower well flow management revenue in Thailand and India.

APAC Segment EBITDA for the three months ended June 30, 2022 totaled $4 million, or 9% of segment revenue, compared to $5 million, or 12% of segment revenue, in the prior quarter. The reduction in Segment EBITDA despite the increase in revenues was primarily due to additional mobilization costs and commissioning incurred during the quarter, as well as lower activity on higher margin contracts.

Stock Repurchase Plan

On June 16, 2022, the Company’s Board of Directors (the “Board”) approved a new stock repurchase program, under which the Company is authorized to acquire up to $50.0 million of its outstanding common stock through November 24, 2023 (the “Stock Repurchase Program”). Under the Stock Repurchase Program, the Company may repurchase shares of the Company’s common stock in open market purchases, in privately negotiated transactions or otherwise. The Stock Repurchase Program will be utilized at management’s discretion and in accordance with federal securities laws. The timing and actual numbers of shares repurchased will depend on a variety of factors including price, corporate requirements, the constraints specified in the Stock Repurchase Program along with general business and market conditions. The Stock Repurchase Program does not obligate the Company to repurchase any particular amount of common stock, and it could be modified, suspended or discontinued at any time. During the second quarter of 2022, the Company repurchased 1.1 million shares at an average price of $11.81 per share, for a total cost of $13.0 million under this $50.0 million program.

Other Financial Information

On March 10, 2021, Frank’s International N.V. (“Frank’s”) and New Eagle Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Frank’s (“Merger Sub”), entered into an Agreement and Plan of Merger with Expro Group Holdings International Limited (“Legacy Expro”), an exempted company limited by shares incorporated under the laws of the Cayman Islands, providing for the merger of Legacy Expro with and into Merger Sub in an all-stock transaction, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of Frank’s (the “Merger”). The Merger closed on October 1, 2021, and Frank's was renamed to Expro Group Holdings N.V.

The Company’s capital expenditures totaled $21 million in the second quarter of 2022. Expro plans for capital expenditures in the range of approximately $60 million to $70 million for the second half of 2022.

As of June 30, 2022, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $179 million. The Company had no outstanding debt as of June 30, 2022 and has no outstanding debt today. The Company’s total liquidity as of June 30, 2022 was $309 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s revolving credit facility entered into in connection with the Merger.

Expro’s provision for income taxes for the second quarter of 2022 was $10 million compared to $5 million in the prior quarter. The sequential change in income taxes was primarily due to changes in taxable profits in certain jurisdictions, in particular increased taxable profits in Latin America, deferred tax credits recognized during the three months ended March 31, 2022, in particular in APAC, that did not recur during the three months ended June 30, 2022, and deferred tax charges recognized during the three months ended June 30, 2022, primarily in MENA. The Company’s GAAP basis effective tax rate for the three and six months ended June 30, 2022 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss second quarter 2022 results on Thursday, August 4, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (844) 200-6205

International: +1 (929) 526-1599

Access ID: 549230

To listen via live webcast, please visit the Investor section of www.expro.com.

The second quarter 2022 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (929) 458-6194 or +44 (204) 525-0658

Access ID: 748524

Start Date: August 4, 2022, 1:00 p.m. CT

End Date: August 11, 2022, 11:00 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company believes to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 7,200 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

Karen David-Green - Chief Communications, Stakeholder & Sustainability Officer

+1 281 994 1056

InvestorRelations@expro.com

MediaRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the Merger, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice, or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net loss adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other income, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net loss before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net loss per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Total revenue	$313,624	$280,477	$176,251	$594,101	$332,546
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(256,583)	(239,530)	(147,718)	(496,113)	(284,789)
General and administrative expense, excluding depreciation and amortization expense	(17,840)	(11,510)	(6,197)	(29,350)	(12,835)
Depreciation and amortization expense	(35,392)	(35,012)	(26,390)	(70,404)	(54,149)
Merger and integration expense	(2,270)	(4,725)	(4,703)	(6,995)	(9,526)
Severance and other expense	(678)	(1,494)	(1,637)	(2,172)	(2,192)
Total operating cost and expenses	(312,763)	(292,271)	(186,645)	(605,034)	(363,491)
Operating income (loss)	861	(11,794)	(10,394)	(10,933)	(30,945)
Other income, net	244	996	387	1,240	626
Interest and finance income (expense), net	1,712	13	(1,604)	1,725	(3,231)
Income (loss) before taxes and equity in income of joint ventures	2,817	(10,785)	(11,611)	(7,968)	(33,550)
Equity in income of joint ventures	2,429	4,202	3,957	6,631	8,049
Income (loss) before income taxes	5,246	(6,583)	(7,654)	(1,337)	(25,501)
Income tax expense	(9,596)	(4,549)	(727)	(14,145)	(3,272)
Net loss	$(4,350)	$(11,132)	$(8,381)	$(15,482)	$(28,773)

Loss per common share:
Basic and diluted	$(0.04)	$(0.10)	$(0.12)	$(0.14)	$(0.41)
Weighted average common shares outstanding:
Basic and diluted	109,582,086	109,266,988	70,889,753	109,425,407	70,889,753

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$175,112	$235,390
Restricted cash	4,299	4,457
Accounts receivable, net	370,459	319,286
Inventories	143,272	125,116
Assets held for sale	-	6,386
Income tax receivables	25,028	20,561
Other current assets	51,636	52,938
Total current assets	769,806	764,134

Property, plant and equipment, net	459,277	478,580
Investments in joint ventures	61,248	57,604
Intangible assets, net	245,492	253,053
Goodwill	179,903	179,903
Operating lease right-of-use assets	80,307	83,372
Non-current accounts receivable, net	10,705	11,531
Other non-current assets	17,025	26,461
Total assets	$1,823,763	$1,854,638

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$228,763	$213,152
Income tax liabilities	26,076	22,999
Finance lease liabilities	1,032	1,147
Operating lease liabilities	19,617	19,695
Other current liabilities	61,890	74,213
Total current liabilities	337,378	331,206

Deferred tax liabilities, net	29,818	31,744
Post-retirement benefits	23,179	29,120
Non-current finance lease liabilities	14,401	15,772
Non-current operating lease liabilities	66,659	73,688
Other non-current liabilities	77,399	75,537
Total liabilities	548,834	557,067

Total stockholders’ equity	1,274,929	1,297,571
Total liabilities and stockholders’ equity	$1,823,763	$1,854,638

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(15,482)	$(28,773)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	70,404	54,149
Equity in income of joint ventures	(6,631)	(8,049)
Stock-based compensation expense	10,248	-
Changes in fair value of investments	1,538	-
Elimination of unrealized profit on sales to joint ventures	-	5
Deferred taxes	(1,929)	(2,463)
Unrealized foreign exchange	2,647	1,148
Changes in assets and liabilities:
Accounts receivable, net	(52,971)	(38,756)
Inventories	(15,441)	(8,656)
Other assets	1,012	3,442
Accounts payable and accrued liabilities	11,217	15,146
Other liabilities	(12,840)	16,122
Income taxes, net	568	1,657
Other	(7,432)	(2,577)
Dividends from joint ventures	2,985	-
Net cash (used in) provided by operating activities	(12,107)	2,395

Cash flows from investing activities:
Capital expenditures	(31,526)	(37,644)
Acquisition of technology	(7,967)	-
Proceeds from disposal of assets	6,579	-
Proceeds from sale / maturity of investments	8,169	-
Net cash used in investing activities	(24,745)	(37,644)

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits	(256)	42
Payments of loan issuance and other transaction costs	(132)	(438)
Common stock repurchased	(12,309)	-
Payment of withholding taxes on stock-based compensation plans	(4,291)	-
Repayment of financed insurance premium	(2,805)	-
Repayments of finance leases	(409)	(584)
Net cash used in financing activities	(20,202)	(980)

Effect of exchange rate changes on cash and cash equivalents	(3,382)	(173)
Net decrease to cash and cash equivalents and restricted cash	(60,436)	(36,402)
Cash and cash equivalents and restricted cash at beginning of period	239,847	120,709
Cash and cash equivalents and restricted cash at end of period	$179,411	$84,307

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$15,505	$4,079
Cash paid for interest, net	1,999	1,997
Change in accounts payable and accrued expenses related to capital expenditures	3,924	3,265

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2022		2022		2021		2022		2021
NLA	$129,694	41%	$103,861	37%	$30,630	17%	$233,555	39%	$60,993	18%
ESSA	90,118	29%	82,071	29%	65,177	37%	172,189	29%	118,807	36%
MENA	45,363	14%	50,715	18%	42,485	24%	96,078	16%	83,640	25%
APAC	48,449	16%	43,830	16%	37,959	22%	92,279	16%	69,106	21%
Total	$313,624	100%	$280,477	100%	$176,251	100%	$594,101	100%	$332,546	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2022		2022		2021		2022		2021
NLA	$38,513	30%	$21,827	21%	$3,355	11%	$60,340	26%	$5,783	9%
ESSA	14,868	16%	11,874	14%	10,315	16%	26,742	16%	15,681	13%
MENA	13,750	30%	15,465	30%	14,079	33%	29,215	30%	29,137	35%
APAC	4,356	9%	5,438	12%	8,317	22%	9,794	11%	13,483	20%
	71,487		54,604		36,066		126,091		64,084
Corporate costs (4)	(22,812)		(21,965)		(13,419)		(44,777)		(28,102)
Equity in income of joint ventures	2,429		4,202		3,957		6,631		8,049
Adjusted EBITDA	$51,104	16%	$36,841	13%	$26,604	15%	$87,945	15%	$44,031	13%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2022		2022		2021		2022		2021
Well construction	$121,794	39%	$111,435	40%	$-	0%	$233,229	39%	$-	0%
Well management (1)	191,830	61%	169,042	60%	176,251	100%	360,872	61%	332,546	100%
Total	$313,624	100%	$280,477	100%	$176,251	100%	$594,101	100%	$332,546	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Total revenue	$313,624	$280,477	$176,251	$594,101	$332,546

Cost of revenue, excluding depreciation and amortization expense	(256,583)	(239,530)	(147,718)	(496,113)	(284,789)
Indirect costs (included in cost of revenue)	59,859	60,566	35,658	120,425	71,665
Stock-based compensation expense	1,969	1,840	-	3,809	-
Direct costs (excluding depreciation and amortization expense) (3)	(194,755)	(177,124)	(112,060)	(371,879)	(213,124)
Contribution	$118,869	$103,353	$64,191	$222,222	$119,422

Contribution margin	38%	37%	36%	37%	36%

Support Costs(4):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Cost of revenue, excluding depreciation and amortization expense	$256,583	$239,530	$147,718	$496,113	$284,789
Direct costs (excluding depreciation and amortization expense)	(194,755)	(177,124)	(112,060)	(371,879)	(213,124)
Stock-based compensation expense	(1,969)	(1,840)	-	(3,809)	-
Indirect costs (included in cost of revenue)	59,859	60,566	35,658	120,425	71,665
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	10,187	10,189	5,891	20,376	11,734
Total support costs	$70,046	$70,755	$41,549	$140,801	$83,399

Total support costs as a percentage of revenue	22%	25%	24%	24%	25%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Total revenue	$313,624	$280,477	$176,251	$594,101	$332,546

Net loss	$(4,350)	$(11,132)	$(8,381)	$(15,482)	$(28,773)

Income tax expense	9,596	4,549	727	14,145	3,272
Depreciation and amortization expense	35,392	35,012	26,390	70,404	54,149
Merger and integration expense	2,270	4,725	4,703	6,995	9,526
Severance and other expense	678	1,494	1,637	2,172	2,192
Other income, net	(244)	(996)	(387)	(1,240)	(626)
Stock-based compensation expense	4,230	6,018	-	10,248	-
Foreign exchange loss (gain)	5,244	(2,816)	311	2,428	1,060
Interest and finance (income) expense, net	(1,712)	(13)	1,604	(1,725)	3,231
Adjusted EBITDA	$51,104	$36,841	$26,604	$87,945	$44,031

Adjusted EBITDA margin	16%	13%	15%	15%	13%

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$2,055	$(14,162)	$(7,246)	$(12,107)	$2,395
Cash paid for interest, net	1,096	903	1,016	1,999	1,997
Cash paid for merger and integration expense	5,837	11,632	1,654	17,469	6,178
Cash paid for severance and other expense	565	207	1,702	772	2,194
Adjusted Cash Flow from Operations	$9,553	$(1,420)	$(2,874)	$8,133	$12,764

Adjusted EBITDA	$51,104	$36,841	$26,604	$87,945	$44,031

Cash conversion (1)	19%	(4)%	(11)%	9%	29%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021

Net loss	$(4,350)	$(11,132)	$(8,381)	$(15,482)	$(28,773)
Adjustments:
Merger and integration expense	2,270	4,725	4,703	6,995	9,526
Severance and other expense	678	1,494	1,637	2,172	2,192
Stock-based compensation expense	4,230	6,018	-	10,248	-
Total adjustments, before taxes	7,178	12,237	6,340	19,415	11,718
Tax benefit	(109)	(324)	(36)	(433)	(45)
Total adjustments, net of taxes	7,069	11,913	6,304	18,982	11,673
Adjusted net income (loss)	$2,719	$781	$(2,077)	$3,500	$(17,100)

As reported diluted weighted average common shares outstanding	109,582,086	109,266,988	70,889,753	109,425,407	70,889,753

As reported net loss per diluted share	$(0.04)	$(0.10)	$(0.12)	$(0.14)	$(0.41)
Adjusted net income (loss) per diluted share	$0.02	$0.01	$(0.03)	$0.03	$(0.24)